Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 (File No. 333-       ) of our report dated April 10, 2017 relating to the consolidated balance sheets of Hebron Technology Co., Limited and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP

New York, New York

February 12, 2018